September 24, 2014

Encompass Funds
1700 California Street, Suite 335
San Francisco, CA 94109

Re: Re: Encompass Funds, File Nos. 333-132838 and 811-21885

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Encompass Funds Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours, /s/ Thompson Hine LLP THOMPSON HINE LLP